Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

PZENA INVESTMENT MANAGEMENT, LLC,

PANDA MERGER SUB, LLC

and

PZENA INVESTMENT MANAGEMENT, INC.

Dated as of July 26, 2022

i

ii

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of July 26, 2022 (the “Agreement”), by and among Pzena Investment Management, LLC, a Delaware limited liability company (“Purchaser”), Panda Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of Purchaser (“Merger Sub”), and Pzena Investment Management, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined elsewhere in this Agreement shall have the meanings set forth in Section 8.16.

RECITALS

WHEREAS, the parties intend that the Company be merged with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger as a wholly owned Subsidiary of Purchaser, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of the Delaware General Corporation Law (“DGCL”) and Delaware Limited Liability Company Act, as amended (the “LLC Act”);

WHEREAS, the board of directors of the Company (the “Company Board”), acting upon the unanimous recommendation of a special committee of the Company Board consisting only of independent and disinterested directors of the Company (the “Special Committee”), has (i) determined that the transactions contemplated by this Agreement, including the Merger, are fair to, and in the best interests of, the Company’s stockholders, (ii) approved and declared advisable the execution, delivery and performance of this Agreement and (iii) resolved to recommend that the Company’s stockholders adopt this Agreement;

WHEREAS, the Managing Member and the board of directors of Merger Sub each have, on the terms and subject to the conditions set forth herein, approved and declared advisable this Agreement and the transactions contemplated herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of the Company to enter into this Agreement, certain stockholders of the Company are entering into a Voting and Support Agreement (the “Voting Agreement”) with the Company pursuant to which, among other things, such stockholders have agreed to vote their Shares in favor of the transactions contemplated herein; and

WHEREAS, the Company, Purchaser and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Company, Purchaser and Merger Sub agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and the LLC Act, at the Effective Time, the Company will merge with and into Merger Sub, the separate corporate existence of the Company will cease and Merger Sub will continue its company existence under Delaware law as the surviving company in the Merger (the “Surviving Company”).

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place via the electronic exchange of documents and signatures on a date which shall be the second Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or at such other place, time and date as the Company and Purchaser may agree in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date”.

Section 1.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company shall cause a certificate of merger (the “Certificate of Merger”) to be duly executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL and Section 18-209 of the LLC Act. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware on the Closing Date or at such later date or time as may be agreed by the Company and Purchaser in writing and specified in the Certificate of Merger in accordance with the DGCL and LLC Act (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL and the LLC Act.

Section 1.5 Certificate of Formation and Operating Agreement of the Surviving Company. At the Effective Time, (a) the certificate of formation of the Surviving Company shall remain in its entirety to be in the form of the certificate of formation of Merger Sub (the “Certificate of Formation”), until thereafter amended, subject to Section 5.9, as provided therein or by applicable Law and (b) the limited liability company agreement of the Surviving Company shall remain, subject to Section 5.9, in its entirety to be in the form of the limited liability company agreement of Merger Sub (the “Operating Agreement”), until thereafter amended as provided therein or by applicable Law.

Section 1.6 Managing Member. The managing member of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the managing member of the Surviving Company and shall hold office until its successor is duly elected and qualified, or their earlier death, incapacitation, retirement, resignation or removal, in accordance with the Operating Agreement.

Section 1.7 Officers. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Company and shall hold office until their respective successors are duly elected or appointed and qualified, or their earlier death, incapacitation, retirement, resignation or removal, in accordance with the Operating Agreement.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub, the holders of any securities of the Company or any other Person:

(a) Conversion of Common Stock.

(i) Each Share, other than Excluded Shares and Dissenting Shares, issued and outstanding immediately prior to the Effective Time shall be converted automatically into the right to receive $9.60 in cash, without interest (the “Merger Consideration”), whereupon all such Shares shall be automatically canceled and shall cease to exist, and the holders thereof shall cease to have any rights with respect thereto other than the right to receive the Merger Consideration (less any applicable withholding Taxes), upon surrender of Certificates or Book-Entry Shares in accordance with Section 2.2.

(ii) Each share of Class B Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and shall cease to exist, and the holders thereof shall cease to have any rights with respect thereto.

(b) Treasury Shares; Purchaser and Merger Sub-Owned Shares. (i) Each Share (other than any Fiduciary Share) issued and outstanding immediately prior to the Effective Time that is owned by (x) the Company (whether held in treasury or otherwise) or any direct or indirect wholly owned Subsidiary of the Company or (y) Purchaser (collectively, the “Excluded Shares”), shall be canceled and shall cease to exist, and except as provided by clause (ii), no consideration shall be delivered in exchange for such cancellation and (iii) each Excluded Share shall be converted into and become one limited liability company membership interest of the Surviving Company.

(c) Dissenters’ Rights. Any provision of this Agreement to the contrary notwithstanding, if required by the DGCL, any shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by holders of such shares of Company Common Stock who have (i) not voted in favor of the adoption of this Agreement or consented thereto in writing and (ii) properly exercised appraisal rights with respect thereto in accordance with, and otherwise complied with, Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration as provided for in Section 2.1(a). Holders of Dissenting Shares shall be entitled only to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL, unless and until any such holder fails to perfect or effectively withdraws or loses its rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Dissenting Shares shall thereupon be deemed to have been converted into, at the Effective Time, the right to receive the Merger Consideration in the manner provided for in Section 2.1(a). At the Effective Time, the Dissenting Shares shall be automatically canceled and shall cease to exist and any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence. The Company shall give Purchaser (x) prompt notice of any demands received by the Company for appraisals of Shares, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company and (y) the opportunity to participate in and direct all negotiations and proceedings with respect to such notices and demands. The Company shall not, except with the prior written consent of Purchaser (not to be unreasonably withheld, conditioned or delayed), make any payment with respect to any demands for appraisal or settle any such demands.

Section 2.2 Exchange of Certificates & Book-Entry Shares.

(a) Exchange Fund. At or promptly after the Effective Time, Purchaser shall deposit, or shall cause to be deposited, with a U.S. bank or trust company that shall be appointed by Purchaser (and reasonably satisfactory to the Company) to act as a paying agent hereunder (the “Paying Agent”), in trust for the benefit of holders of the Shares, cash in U.S. dollars in an amount equal to the product of (i) the Merger Consideration multiplied by (ii) the number of Shares issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares and the Dissenting Shares) (such case being hereinafter referred to as the “Exchange Fund”), payable upon due surrender of the certificates that, immediately prior to the Effective Time, represented Shares (“Certificates”) (or affidavits of loss in lieu thereof) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) pursuant to the provisions of this Article II. In the event the Exchange Fund shall be insufficient to make the payments contemplated by Section 2.1, Purchaser shall, or shall cause Merger Sub or the Surviving Company to, promptly deposit additional funds with the Paying Agent in an amount sufficient to make such payments. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement.

(b) Payment Procedures.

(i) As soon as reasonably practicable after the Effective Time, and in any event not later than the second Business Day following the Closing Date, the Surviving Company shall instruct the Paying Agent to mail to each holder of record of Shares whose Shares were converted into the Merger Consideration pursuant to Section 2.1(a) (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and shall be in such customary form and have such other customary provisions as Purchaser and the Company may mutually agree prior to the Closing, and (B) instructions for use in effecting the surrender of Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration.

(ii) Upon surrender of Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, the holder of such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares shall be entitled to receive from the Exchange Fund in exchange therefor an amount in cash equal to the product of (x) the number of Shares represented by such holder’s properly surrendered Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares and (y) the Merger Consideration (less any applicable withholding Taxes). No interest will be paid or accrued on any amount payable upon due surrender of Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer and other applicable Taxes have been paid or are not applicable. The Merger Consideration, paid in full with respect to any Share in accordance with the terms hereof, shall be deemed to have been paid in full satisfaction of all rights pertaining to such Share.

(iii) The Paying Agent, the Company and its Subsidiaries, and the Purchaser and Merger Sub, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable under this Agreement such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, or any provision of state, local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts (i) shall be remitted by the applicable entity to the appropriate Governmental Entity and (ii) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(c) Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the transfer books of the Surviving Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Company or the Paying Agent for transfer or any other reason, the holder of Certificates or Book-Entry Shares shall be given a copy of the letter of transmittal referred to in Section 2.2(b) and instructed to comply with the instructions in that letter of transmittal in order to receive the cash to which such holder is entitled pursuant to this Article II.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including all interest and the other proceeds of any investments thereof) that remains undistributed to the former holders of Shares for one year after the Effective Time shall be delivered by the Paying Agent to the Surviving Company upon the Surviving Company’s demand, and any former holders of Shares who have not surrendered their Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares in accordance with this Section 2.2 shall thereafter look only to the Surviving Company for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares, in each case subject to applicable abandoned property, escheat or similar Law.

(e) No Liability. Anything herein to the contrary notwithstanding, none of the Company, Purchaser, Merger Sub, the Surviving Company, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Lost, Stolen or Destroyed Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed in form and substance reasonably satisfactory to the Paying Agent and the Surviving Company and, if required by the Paying Agent or the Surviving Company, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent or the Surviving Company, as the case may be, will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount of the number of Shares formerly represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration (less any applicable withholding Taxes), without any interest thereon.

Section 2.3 Treatment of Company Options and Company Deferred Stock Awards.

(a) Each Company Option, whether vested or unvested and whether with an exercise price per Share that is greater or less than the Merger Consideration, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, become fully vested and be canceled and converted into the right to receive an amount in cash equal to the product of (i) the excess, if any, of the Merger Consideration over the exercise price per Share of such Company Option multiplied by (ii) the total number of Shares subject to such Company Option; provided that any Company Option with an exercise price per Share that exceeds or is equal to the Merger Consideration shall be cancelled for no consideration. With respect to any of such holder’s Company Options, Purchaser or one of its Subsidiaries (including the Surviving Company), as applicable, shall pay to each holder of Company Options the cash amounts described in the immediately preceding sentence (which amount may be paid through the Surviving Company’s payroll system or through the Surviving Company’s equity award administrator), less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the making of such payment (the “Option Consideration”), within two (2) Business Days following the Effective Time. From and after the Effective Time, there shall be no outstanding Company Options, and the former holders thereof shall be entitled only to the payment of the Option Consideration.

(b) Each Company Deferred Stock Award, whether vested or unvested, that is outstanding immediately prior to the Effective Time, shall, as of the Effective Time, become fully vested and shall be converted into the right to receive from Purchaser or one of its Subsidiaries (including the Surviving Company), as applicable, an amount in cash equal to the Deferred Stock Award Consideration payable at the time elected by the holder of the Company Deferred Stock Award in accordance with the terms of the Company Nonemployee Director Deferred Compensation Plan and in accordance with Section 409A of the Code (which amount may be paid through the Company’s payroll system or through the Company’s equity award administrator). All such payments shall be subject to tax withholding, if applicable. For purposes of this Agreement, “Deferred Stock Award Consideration” shall mean, with respect to a Company Deferred Stock Award, the product of (x) the total number of Shares subject to such Company Deferred Stock Award multiplied by (y) the Merger Consideration.

(c) Each Company Restricted Share held by a non-employee director of the Company that is outstanding immediately prior to the Effective Time shall, as of immediately prior to the Effective Time, become fully vested and, as of the Effective Time, shall be treated in the same manner as all other Shares in accordance with Section 2.1.

(d) Each Company Restricted Share held by a Person other than a non-employee director of the Company that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, be converted into the right to receive an economically equivalent award in Purchaser on substantially the same terms and conditions (including vesting and forfeiture provisions) as the original Company Restricted Share.

(e) Each Company Phantom Share that is unvested and outstanding immediately prior to the Effective Time, shall, as of the Effective Time, be converted into a phantom Class B Unit of Purchaser on substantially the same terms and conditions (including vesting and forfeiture provisions) as the original Company Phantom Share.

(f) Prior to the Effective Time, the Company shall adopt such resolutions as may reasonably be necessary in its discretion to effectuate the treatment of the Company Options, Company Restricted Shares, Company Phantom Shares and the Company Deferred Stock Awards contemplated by this Section 2.3.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Purchaser and Merger Sub as set forth in this Article III; provided that such representations and warranties by the Company are qualified in their entirety by reference to the disclosure (a) in the Company SEC Documents filed or furnished prior to the date hereof (disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements”) or (b) set forth in the disclosure schedule delivered by the Company to Purchaser immediately prior to the execution of this Agreement (the “Company Disclosure Letter”). Any disclosure set forth in any section or subsection of the Company Disclosure Letter shall be deemed disclosed with respect to all of the other sections of this Article III to the extent the relevance of such disclosure to the relevant section of Article III is reasonably apparent from the face of such disclosure.

Section 3.1 Organization and Qualification; Subsidiaries. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other relevant legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where any such failure to be so qualified or in good standing would not result in, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.2 Capital Stock.

(a) The authorized share capital of the Company consists of 750,000,000 shares of Class A common stock, par value $0.01 per share (“Class A Common Stock”), 750,000,000 shares of Class B common stock, par value $0.000001 per share (the “Class B Common Stock”), and 200,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). As of July 25, 2022, there were (i) 16,695,511 shares of Class A Common Stock issued and outstanding, (ii) 56,969,703 shares of Class B Common Stock issued and outstanding, (iii) no shares of Preferred Stock issued and outstanding, (iv) 239,539 shares of Class A Common Stock subject to outstanding Company Options, (v) 648,722 shares of Class A Common Stock underlying Company Deferred Stock Awards, (vi) 42,272 shares of Class A Common Stock underlying Company Restricted Shares, and (vii) 40,000 shares of Class A Common Stock underlying Company Phantom Shares. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable.

(b) Except as set forth in Section 3.2(a) above or Section 3.2(b) of the Company Disclosure Letter, as of July 25, 2022, (i) the Company does not have any shares of its capital stock issued or outstanding and (ii) there are no outstanding subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which the Company or any of the Company’s Subsidiaries is a party or by which any of them is bound obligating the Company or any of the Company’s Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments, or (C) redeem, repurchase or otherwise acquire any such shares of capital stock or other equity interests.

(c) Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or, except for awards to acquire Shares made pursuant to the Company Benefit Plans, other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(d) Other than the Voting Agreement or as set forth in Section 3.2(d) of the Company Disclosure Letter, there are no voting agreements, voting trusts, stockholders’ agreements, proxies or other agreements or understandings to which the Company is a party with respect to the voting of the capital stock or other equity interest of the Company, or restricting the transfer of, or providing for registration rights with respect to, such capital stock or other equity interest.

Section 3.3 Corporate Authority and Approval.

(a) The Company has the requisite corporate power and authority to enter into and deliver this Agreement and, subject to receipt of the Company Stockholder Approvals, to perform its obligations hereunder and to consummate the transactions contemplated herein. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement have been duly and validly authorized by the Company Board and no other corporate action on the part of the Company, pursuant to the DGCL or otherwise, is necessary to authorize this Agreement or to consummate the transactions contemplated herein, subject, in the case of the Merger, to the Company Stockholder Approvals and the filing of the Certificate of Merger. This Agreement has been duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Purchaser and Merger Sub, is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b) The Company Board (upon the unanimous recommendation of the Special Committee) at a duly held meeting has (i) determined that the transactions contemplated by this Agreement, including the Merger, are fair to, and in the best interests of, the Company and its stockholders, and declared it advisable to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, and (iii) resolved, subject to Section 5.5, to recommend that the stockholders of the Company adopt this Agreement (the “Company Recommendation”) and directed that such matter be submitted for consideration of the stockholders of the Company at the Company Meeting. The Company Board at a duly held meeting has authorized the Company, as managing member of the Purchaser, to execute, deliver and perform this Agreement and to consummate the transactions contemplated herein.

Section 3.4 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated herein do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, other than (i) the filing of the Certificate of Merger, (ii) the filing of the pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the expiration or termination of the waiting period thereunder, (iii) the Irish Bank Approval, (iv) notification to the Financial Sector Conduct Authority of South Africa, (v) the Ontario Securities Commission Clearance, (vi) notice to the Australian Securities & Investments Commission, (vii) compliance with the applicable requirements of the Exchange Act, including the filing of the Proxy Statement and the Schedule 13E-3 with the SEC, (viii) compliance with the applicable requirements of the Securities Act, (ix) compliance with any applicable foreign or state securities or blue sky laws, (x) compliance with the rules and regulations of NYSE (collectively, clauses (i) through (x), the “Company Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not be reasonably likely to result in, individually or in the aggregate, a Company Material Adverse Effect.

(b) Assuming receipt of the Company Approvals and the Company Stockholder Approvals, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated herein do not and will not (i) conflict with, or breach any provision of, the organizational or governing documents of the Company or any of its Subsidiaries, (ii) violate any Law binding upon or applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (iii) result in any violation of, or default (with or without notice, lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under any Company Material Contract, other than, in the case of clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not be reasonably likely to result in, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.5 Reports and Financial Statements.

(a) The Company has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC on a timely basis since January 1, 2021 (together with any documents so filed or furnished during such period on a voluntary basis, in each case as may have been amended, the “Company SEC Documents”). Each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and the rules and regulations promulgated under any such law, as the case may be. As of the date filed or furnished with the SEC, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) and were prepared in conformity with GAAP (except, in the case of the unaudited financial statements, as permitted by the SEC) applied on a consistent basis during the periods referred to therein (except as may be indicated therein or in the notes thereto).

Section 3.6 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in the consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2022 (or the notes thereto) or as disclosed in the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2021 (or the notes thereto), (b) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated herein, (c) for liabilities and obligations incurred in the ordinary course of business since March 31, 2022, and (d) for liabilities or obligations incurred at

Purchaser or any of its Subsidiaries, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries, other than as does not constitute, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.7 Absence of Certain Changes or Events. Since March 31, 2022, through the date hereof, there has not occurred any Company Material Adverse Effect.

Section 3.8 Compliance with Law; Permits.

(a) The Company and its Subsidiaries are, and since January 1, 2021, have been, in compliance with all Laws applicable to the Company’s business, except where such non-compliance would not be reasonably likely to result in, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, registrations, approvals and orders of any Governmental Entity (the “Company Permits”) necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted, except where the failure to have any of the Company Permits would not be reasonably likely to result in, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are in full force and effect, no default (with or without notice, lapse of time, or both) has occurred under any such Company Permit, and none of the Company or its Subsidiaries has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify any such Company Permit, in each case, except as would not be reasonably likely to result in, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.9 Environmental Matters.

(a) Except as would not be reasonably likely to result in, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries are in compliance with all applicable Environmental Laws, (ii) since January 1, 2021, neither the Company nor any of its Subsidiaries has received any written notices or demand letters from any federal, state, local or foreign Governmental Entity alleging that the Company or any of its Subsidiaries is in violation of any Environmental Law, (iii) there are no Actions, suits or proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries arising under Environmental Law, and (iv) to the Knowledge of the Company, there has been no release of any Hazardous Substance in violation of any applicable Environmental Law from any properties owned or leased by the Company or any of its Subsidiaries as a result of any activity of the Company or any of its Subsidiaries during the time such properties were owned or leased by the Company or any of its Subsidiaries.

(b) As used herein, “Environmental Law” means any Law regulating (i) the protection of the environment, or (ii) the use, storage, treatment, generation, transportation, handling, release or disposal of Hazardous Substances.

(c) As used herein, “Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous or toxic under any Environmental Law, including petroleum or any derivative or byproduct thereof, asbestos, and polychlorinated biphenyls.

Section 3.10 Employee Benefit Plans.

(a) Except as would not be reasonably likely to result in, individually or in the aggregate, a Company Material Adverse Effect: (i) each Company Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto; (ii) each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is entitled to rely upon a favorable opinion issued by the Internal Revenue Service; (iii) no Company Benefit Plan is subject to Title IV of ERISA; (iv) no Company Benefit Plan provides medical or other welfare benefits with respect to current or former employees or directors of the Company or its Subsidiaries, or any spouse or dependent of any such Person, beyond their retirement or other termination of service, other than (A) coverage mandated by applicable Law or (B) benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA); (v) all contributions or other amounts payable by the Company or its Subsidiaries as of the date hereof with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP (other than with respect to amounts not yet due); (vi) no employee benefit plan of the Company or its Subsidiaries is a Multiemployer Plan; and (vii) there are no pending or, to the Knowledge of the Company, threatened claims (other than claims for benefits in accordance with the terms of the Company Benefit Plans) by, on behalf of or against any of the Company Benefit Plans that would reasonably be expected to result in any material liability to the Company or any of its Subsidiaries.

(b) Except as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, all Company Foreign Plans (i) have been maintained in accordance with applicable Law and (ii) that are intended to qualify for special Tax treatment meet all material requirements for such treatment.

Section 3.11 Investigations; Litigation. (a) There is no investigation or review pending (or, to the Knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any of the Company’s Subsidiaries that would be reasonably likely to result in, individually or in the aggregate, a Company Material Adverse Effect and (b) there are no Actions pending (or, to the Knowledge of the Company, threatened) against the Company or any of the Company’s Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity, in each case that would be reasonably likely to result in, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.12 Proxy Statement; Other Information. The proxy statement (including the letter to stockholders, notice of meeting and form of proxy, as each may be amended or supplemented, the “Proxy Statement”) to be filed by the Company with the SEC in connection with seeking the Company Stockholder Approvals and the Schedule 13E-3 (including any amendments or supplements thereto) will not, at the time the Proxy Statement and the Schedule

13E-3 are filed with the SEC, or at the time the Proxy Statement is first mailed to the stockholders of the Company or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of the Proxy Statement and the Schedule 13E-3 shall comply in all material respects with the requirements of the Exchange Act applicable thereto. No representation is made by the Company with respect to statements made in the Proxy Statement or the Schedule 13E-3 based on information supplied, or required to be supplied, by or on behalf of Purchaser, Merger Sub or any of their Subsidiaries or equity owners for inclusion or incorporation by reference therein.

Section 3.13 Tax Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) all Tax Returns required to be filed by, or with respect to, the Company and its Subsidiaries have been timely filed (taking into account extensions) and all such Tax Returns are true, correct and complete; (ii) all Taxes shown as due on any such Tax Return have been duly and timely paid or will be duly and timely paid by the due date thereof; (iii) no Tax Contest with respect to any Taxes of the Company or any of its Subsidiaries is pending or being threatened in writing; (iv) the Company and its Subsidiaries have complied with all Applicable Laws relating to the collection and withholding of Taxes; and (v) the Company and its Subsidiaries have not participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(b) As used in this Agreement, (i) “Taxes” means any and all federal, state, local or foreign taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation, net worth, excise, withholding, ad valorem and value added taxes, (ii) “Tax Contest” means any audit, suit, claim, examination, contest, litigation, dispute or other proceeding with respect to Taxes or Tax Returns or with or against any taxing authority and (iii) “Tax Return” means any return, report or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

(c) Notwithstanding any other provisions of this Agreement, the representations and warranties contained in Section 3.10 and this Section 3.13 are the only representations and warranties made by Seller with respect to Tax matters, and no other provisions of this Agreement shall be interpreted as containing any representation or warranty with respect thereto.

Section 3.14 Intellectual Property.

(a) Except as would not constitute, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries either own or have a valid right to use all patents, trademarks, trade names, service marks, domain names, copyrights and any applications and registrations for any of the foregoing, trade secrets, know-how, technology, Software and other intangible intellectual property rights (collectively, “Intellectual Property”) as are used in the business of the Company and its Subsidiaries as currently conducted. Except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect, following the Closing, each of the Company and its Subsidiaries will continue to own or have a valid right to use all Intellectual Property used in the respective business of the Company and its Subsidiaries as conducted as of the Closing. Except as would not constitute, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has infringed, misappropriated or violated in any material respect any Intellectual Property of any third party in the three (3) years prior to the date of this Agreement and (ii) to the Knowledge of the Company, as of the date of this Agreement, no third party is infringing, misappropriating or violating any Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries.

(b) Except as would not, individually or in the aggregate, be reasonably likely to result in a Company Material Adverse Effect, there are no Actions pending or, to the Knowledge of the Company, threatened that (i) challenge or question the validity of or the Company’s ownership or right to use Intellectual Property owned by the Company or any of its Subsidiaries, or (ii) assert infringement, misappropriation, or violation by the Company or any of its Subsidiaries of any Intellectual Property owned by a third party.

Section 3.15 Real Property. Except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect, the Company and its Subsidiaries have valid leasehold interests in all of their respective material leased real property, except for properties and assets that have been disposed of in the ordinary course of business consistent with past practice, free and clear of all Liens except for Permitted Liens.

Section 3.16 Company Material Contracts.

(a) As used herein, “Company Material Contracts” shall mean all “material contracts” described in Item 601(b)(10) of Regulation S-K (other than this Agreement and other agreements entered into in connection with the transactions contemplated herein) to which the Company or its Subsidiaries is a party or may be bound as of the date hereof and that are required to be filed with the SEC.

(b) Each Company Material Contract is valid and binding on the Company and each of its Subsidiaries party thereto, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except to the extent such Company Material Contract has previously expired in accordance with its terms or as would not be reasonably likely to result in, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries, or, to the Knowledge of the Company, the other parties thereto, is in violation of, or default under, any provision of any Company Material Contract, and, to the Knowledge of the Company, no party to any Company Material Contract has committed or failed to perform any act under and no event has occurred which, with or without notice, lapse of time or both, would constitute a default under the provisions of such Company Material Contract, except in each case for such violations and failures as would not be reasonably likely to result in, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.17 Opinion of Financial Advisors. Each of Ardea Partners LP and CastleOak Securities, L.P. have delivered to the Special Committee and the Company Board, on or prior to the date hereof, its respective opinion to the effect that, as of the date of such opinion, subject to the various assumptions and qualifications set forth therein, the Merger Consideration to be received by holders of Shares was fair, from a financial point of view, to such holders.

Section 3.18 Finders or Brokers; Fees. No broker, investment banker, financial advisor or other Person, other than those listed in Section 3.18 of the Company Disclosure Letter, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Special Committee.

Section 3.19 Required Vote of Company Stockholders. Assuming the representations and warranties of Purchaser and Merger Sub set forth in Section 4.9 are true and correct, the affirmative vote (in person or by proxy) at the Company Meeting, or any adjournment or postponement thereof, of (i) the holders of a majority of the total number of votes of Company Common Stock outstanding in favor of the adoption of this Agreement (the “Stockholder Approval”) and (ii) the holders of a majority of the outstanding shares of Class A Common Stock not owned, directly or indirectly, by Purchaser, Merger Sub, or any holder of Class B Common Stock, in favor of the adoption of this Agreement (the “Unaffiliated Stockholder Approval” and, together with the Stockholder Approval, the “Company Stockholder Approvals”) are the only votes or approvals of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the transactions contemplated herein.

Section 3.20 Takeover Laws. Assuming the representations and warranties of Purchaser and Merger Sub set forth in Section 4.9 are true and correct, the Company Board and the Company have taken all action necessary to exempt this Agreement and the transactions contemplated herein, including the Merger, from the prohibitions on business combinations set forth in Section 203 of the DGCL.

Section 3.21 No Other Representations or Warranties.

(a) Except for the representations and warranties contained in this Article III, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Affiliates.

(b) The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV, Purchaser and Merger Sub do not make, and have not made, any representations or warranties relating to itself, the Company or any of their respective businesses or otherwise in connection with the Merger, and the Company is not relying on any representation or warranty except for those expressly set forth in this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB

Purchaser and Merger Sub represent and warrant to the Company, jointly and severally, as set forth in this Article IV; provided that such representations and warranties by Purchaser and Merger Sub are qualified in their entirety by reference to the disclosure set forth in the disclosure schedule delivered by Purchaser and Merger Sub to the Company immediately prior to the execution of this Agreement (the “Purchaser Disclosure Letter”). Any disclosure set forth in any section or subsection of the Purchaser Disclosure Letter shall be deemed disclosed with respect to all of the other section of this Article IV to the extent the relevance of such disclosure to the relevant section of Article IV is reasonably apparent from the face of such disclosure.

Section 4.1 Organization and Qualification. Each of Purchaser and Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, or to have such power or authority, would not or would not reasonably be expected to, individually or in the aggregate, impair or prevent the ability of each of Purchaser and Merger Sub to perform its obligations under this Agreement.

Section 4.2 Corporate Authority and Approval. Each of Purchaser and Merger Sub has all requisite corporate power and authority to enter into and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated herein. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly and validly authorized by each of the Managing Member and the managing member of Merger Sub, and, no other corporate action on the part of Purchaser or Merger Sub is necessary to authorize this Agreement or to consummate the transactions contemplated herein. This Agreement has been duly and validly executed and delivered by Purchaser and Merger Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, is the valid and binding obligation of Purchaser and Merger Sub, enforceable against each of Purchaser and Merger Sub in accordance with its terms, except that the enforcement hereof may be limited by (x) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (y) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 4.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by Purchaser and Merger Sub of this Agreement and the consummation by Purchaser and Merger Sub of the Merger and the other transactions contemplated herein do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, other than (i) the filing of the Certificate of Merger, (ii) the filing of the pre-merger notification report under the HSR Act and the expiration or termination of the waiting period thereunder, (iii) the Irish Bank Approval, (iv) the Ontario Securities Commission Clearance, (v) notification to the Financial Sector Conduct Authority of South Africa, (vi) notice to the Australian Securities & Investments Commission, (vii) compliance with the applicable requirements of the Exchange Act, including the filing of the Proxy Statement and the Schedule 13E-3 with the SEC, (viii) compliance with any applicable foreign or state securities or blue sky laws, (ix) compliance with the rules and regulations of NYSE and (x) the other consents and/or notices set forth on Section 4.3(a) of the Purchaser Disclosure Letter (collectively, clauses (i) through (x), the “Purchaser Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, impair, prevent or delay beyond the Outside Date the ability of Purchaser or Merger Sub to perform its obligations under this Agreement.

(b) Assuming receipt of the Purchaser Approvals, the execution, delivery and performance by Purchaser and Merger Sub of this Agreement and the consummation by Purchaser and Merger Sub of the Merger and the other transactions contemplated herein do not and will not (i) conflict with, or breach any provision of, the organizational or governing documents of Purchaser or any of its Subsidiaries, (ii) violate any Law binding upon or applicable to Purchaser or any of its Subsidiaries or any of their respective properties or assets, or (iii) result in any violation of, or default (with or without notice, lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under any Contract binding upon Purchaser or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not, individually or in the aggregate, impair or prevent the ability of Purchaser or Merger Sub to perform its obligations under this Agreement.

Section 4.4 Investigations; Litigation. There is no investigation or review pending (or, to the Knowledge of Purchaser, threatened) by any Governmental Entity with respect to Purchaser or any of its Subsidiaries which would, individually or in the aggregate, impair, prevent or delay beyond the Outside Date the ability of Purchaser or Merger Sub to perform its obligations under this Agreement or obtain the Governmental Consents, and there are no Actions pending (or, to the Knowledge of Purchaser, threatened) against or affecting Purchaser or its Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, awards, injunctions, judgments, enactments, rulings, subpoenas, verdicts or decrees of, or before, any Governmental Entity, in each case which would, individually or in the aggregate, impair or prevent the ability of Purchaser or Merger Sub to perform its obligations under this Agreement or obtain the Governmental Consents. Purchaser does not have Knowledge of any inaccuracies in any of the representations and warranties made by the Company in Article III and does not have any reason to anticipate the occurrence of a Company Material Adverse Effect after the date hereof and prior to the date set forth in Section 7.1(b).

Section 4.5 Proxy Statement; Other Information. None of the information provided by Purchaser or its Subsidiaries to be included in the Proxy Statement or the Schedule 13E-3 will, at the time it is filed with the SEC, or at the time it is first mailed to the stockholders of the Company or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.6 Financing.

(a) Purchaser has delivered to the Company true, correct, complete and fully executed copies of (i) the commitment letter dated as of July 26, 2022 (together with all exhibits, schedules and annexes to such letter, in effect as of the date of this Agreement, the “Commitment Letter”) from the Financing Parties pursuant to which the Financing Parties have agreed, subject to the terms and conditions thereof, to provide debt financing in the amounts (including any “market flex” terms in the fee letter) set forth therein and (ii) the fee letter, subject to redaction of only fee amounts, pricing caps and other economic terms customarily redacted (none of which could adversely affect the amount, enforceability, conditionality or availability of the Financing) related thereto (“Fee Letter” and together with the Commitment Letter, the “Debt Letters”). The debt financing committed pursuant to the Commitment Letter is referred to in this Agreement as the “Financing.”

(b) Except as expressly set forth in the Commitment Letter, there are no conditions precedent to the obligations of the Financing Parties to provide the Financing or any contingencies that would permit the Financing Parties to reduce the aggregate principal amount of the Financing, including any condition or other contingency relating to the amount or availability of the Financing pursuant to any “flex” provision. As of the date of this Agreement, Purchaser does not have any reason to believe that it will be unable to satisfy on a timely basis all terms and conditions to be satisfied by it in the Commitment Letter on or prior to the Closing Date, nor does Purchaser have knowledge that any Financing Party will not perform its obligations thereunder. Except for the Debt Letters, there are no side letters, understandings or other agreements, contracts or arrangements of any kind relating to the Financing to which the Purchaser, its Subsidiaries or any of their Affiliates is a party that could affect the conditionality, enforceability, availability, termination or amount of the Financing.

(c) When funded in accordance with the Commitment Letter, assuming that each of the conditions set forth in Section 6.1 and Section 6.3 is satisfied on the Closing Date, the Financing (after netting out applicable fees, expenses, original issue discount and similar premiums and charges and after giving effect to the maximum amount of flex (including original issue discount flex) provided under the Fee Letter) shall provide Purchaser with cash proceeds, on the Closing Date, sufficient to consummate the Merger and the other transactions contemplated hereby and to make all payments required to be made in connection therewith, including the payment of the Merger Consideration and any fees and expenses of or payable by Purchaser or its Subsidiaries (such amounts, collectively, the “Financing Amounts”).

(d) The Commitment Letter constitutes the legal, valid, binding and enforceable obligations of Purchaser and, to the Knowledge of Purchaser, all the other parties thereto except that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) general principles of equity. As of the date of this Agreement, the Commitment Letter is in full force and effect and no event has occurred which (with or without notice, lapse of time or both) constitutes, or could reasonably be expected to constitute, a default, breach or failure to satisfy a condition by Purchaser under the terms and conditions of the Commitment Letter. Purchaser does not have any reason to believe that any of the conditions to the Financing will not be satisfied by Purchaser on a timely basis or that the Financing will not be available to Purchaser on the Closing Date. Purchaser has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Commitment Letter on or before the date of this Agreement and will pay in full any such amounts due on or before the Closing Date as and when due. The Commitment Letter has not been modified, amended or altered and the Commitment Letter will not be amended, modified or altered at any time through the Closing, except as permitted by Section 5.9(b) (with any such modification, amendment or alteration promptly notified in writing to the Company), and none of the respective commitments under the Commitment Letter have been terminated, reduced, withdrawn or rescinded in any respect, and, to the Knowledge of Purchaser, no termination, reduction, withdrawal, modification, amendment, alteration or rescission thereof is contemplated.

(e) In no event shall the receipt or availability of any funds or financing (including the Financing) by Purchaser or any of its Subsidiaries or any other financing or other transactions be a condition to any of Purchaser’s obligations to consummate the Merger and the other transactions contemplated herein.

Section 4.7 Capitalization of Merger Sub. All of the issued and outstanding limited liability company interests of Merger Sub are, and at the Effective Time will be, owned by Purchaser. Merger Sub has outstanding no option, warrant, right, or any other agreement pursuant to which any Person other than Purchaser may acquire any equity interest of Merger Sub. Merger Sub has been formed solely for the purpose of this Agreement and transactions contemplated hereby and has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 4.8 Certain Arrangements. Other than the Voting Agreement and the agreements listed on Section 4.8 of the Purchaser Disclosure Letter, true and complete copies of which have been provided to the Company, there are no Contracts between Purchaser or Merger Sub, on the one hand, and any beneficial owner of outstanding Shares or any member of the Company’s management or the Company Board, on the other hand, (i) relating in any way to the transactions contemplated by this Agreement, or (ii) prohibiting the parties to the Voting Agreement from taking the actions described therein.

Section 4.9 Ownership of Company Common Stock. Except as set forth on Section 4.9 of the Purchaser Disclosure Letter, none of Purchaser, its Subsidiaries or Merger Sub own or hold, directly or indirectly, (a) any shares of Company Common Stock (or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock or any securities of any Subsidiary of the Company) or (b) any rights to acquire, directly or indirectly, any shares of Company Common Stock.

Section 4.10 Solvency. Immediately after giving effect to the consummation of the transactions contemplated by this Agreement (including the Financing):

(a) the Fair Value of the assets of Purchaser and its Subsidiaries, taken as a whole, shall be greater than the total amount of Purchaser’s and its Subsidiaries’ liabilities (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed), taken as a whole;

(b) Purchaser and its Subsidiaries, taken as a whole, shall be able to pay their debts and obligations in the ordinary course of business as they become due; and

(c) Purchaser and its Subsidiaries, taken as a whole, shall have adequate capital to carry on their businesses and all businesses in which they are about to engage.

(d) For the purposes of this Section 4.10, “Fair Value” means the amount at which the assets (both tangible and intangible), in their entirety, of Purchaser and its Subsidiaries would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

Section 4.11 Finders or Brokers. Neither Purchaser nor any of its Subsidiaries has employed any investment banker, broker or finder, other than those listed in Section 4.11 of the Purchaser Disclosure Letter, in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 4.12 Investigation; No Other Representations and Warranties.

(a) Each of Purchaser and Merger Sub has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries and acknowledges that each of Purchaser and Merger Sub has been provided access for such purposes. In entering into this Agreement, each of Purchaser and Merger Sub has relied solely upon its independent investigation and analysis of the Company and its Subsidiaries, and each of Purchaser and Merger Sub acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by the Company, any of its Subsidiaries, or any of their respective Affiliates, stockholders, controlling persons or representatives, that are not expressly set forth in Article III, whether or not such representations, warranties or statements were made in writing or orally. Each of Purchaser and Merger Sub acknowledges and agrees that, to the fullest extent permitted by applicable Law, the Company and its Subsidiaries, and their respective Affiliates, stockholders, controlling persons or representatives, shall have no liability or responsibility whatsoever to Purchaser, Merger Sub or their respective Affiliates, stockholders, controlling persons or representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information (including any statement, document or agreement delivered in connection with this Agreement and any financial statements and any projections, estimates or other forward-looking information) provided or made available (including in any data room, management presentation, information or descriptive memorandum or supplemental information), or statements made (or any omissions therefrom), to Purchaser, Merger Sub, or their respective Affiliates, stockholders, controlling persons or representatives, except for the representations and warranties of the Company expressly set forth in Article III.

(b) Purchaser and Merger Sub each acknowledge and agree that, except for the representations and warranties expressly set forth in Article III, (i) the Company does not make, and has not made, any representations or warranties relating to itself or its business or otherwise in connection with the Merger, and Purchaser and Merger Sub are not relying on any representation or warranty except for those expressly set forth in this Agreement, (ii) no Person has been authorized by the Company to make any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by Purchaser or Merger Sub as having been authorized by such party and (iii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Purchaser, Merger Sub or any of their representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of any express representation or warranty set forth in Article III of this Agreement.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business by Purchaser.

(a) From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, and except (a) as may be required by applicable Law, or (b) as may be required by this Agreement, Purchaser shall not, and shall cause each of its Subsidiaries not to, take any action that would reasonably be expected to impair or prevent the consummation of the Merger and the other transactions contemplated hereby.

(b) From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, Purchaser shall not (i) issue any membership interests or any other securities with the right to vote with any of its classes of membership interests; provided that the foregoing shall not restrict any of the following: (A) the exercise or vesting of any Purchaser options, subscriptions, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments of any kind outstanding on the date hereof, (B) employment retention grants made by Purchaser in the ordinary course of business not involving the issuance of any additional shares of Company Common Stock, or (C) issuances made after Purchaser obtains the prior written approval of the Special Committee (such approval not to be unreasonably withheld, conditioned or delayed) or (ii) acquire, directly or indirectly, any Shares.

Section 5.2 Intentionally Omitted.

Section 5.3 Acquisition Proposals.

(a) From and after the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, the Special Committee shall not, and the Special Committee shall use its reasonable best efforts to cause its investment bankers, attorneys and other advisors and representatives (collectively, “Representatives”) not to, and the Company shall not at the request of the Special Committee require any of the officers or employees of the Company to, (i) initiate, solicit or knowingly encourage any inquiry or the making of any proposal or offer that constitutes an Acquisition Proposal, (ii) engage in, enter into, continue or otherwise participate in any discussions or negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or its

Subsidiaries to any Person relating to, an Acquisition Proposal, or (iii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement (other than a customary confidentiality agreement) relating to an Acquisition Proposal (an “Alternative Acquisition Agreement”). From and after the date hereof, the Company shall, and shall use its reasonable best efforts to cause its Representatives to, immediately (x) cease any solicitation, encouragement, discussions or negotiations with any Person that may be ongoing with respect to any Acquisition Proposal or a potential Acquisition Proposal, (y) terminate access to any physical or electronic data rooms relating to a possible Acquisition Proposal and (z) request that any such Person and its Representatives promptly return or destroy all confidential information concerning the Company and its Subsidiaries theretofore furnished thereto by or on behalf of the Company or any of its Subsidiaries, and destroy all analyses and other materials prepared by or on behalf of such Person that contain, reflect or analyze such information, in each case in accordance with the applicable confidentiality agreement between the Company and such Person. The Company shall not grant any waiver, amendment or release under any confidentiality, standstill or similar agreement (or terminate or fail to enforce such agreement) unless the Special Committee determines in good faith (after consultation with its outside counsel) that a failure to take any action would be inconsistent with the directors’ duties under applicable Law.

(b) Notwithstanding anything to the contrary contained in Section 5.3(a), at any time prior to the time the Company Stockholder Approvals are obtained, if the Company receives an unsolicited written Acquisition Proposal from any Person that did not result from a material breach of this Section 5.3, the Company, the Special Committee and any of their Representatives may contact such Person to clarify the terms and conditions thereof and (i) the Company, the Special Committee and any of their Representatives may provide information (including non-public information and data) regarding, and afford access to the business, properties, assets, books, records and personnel of, the Company and its Subsidiaries to such Person if the Company receives from such Person (or has received from such Person) an executed a customary confidentiality agreement, and (ii) the Company, the Special Committee and any of their Representatives may engage in, enter into, continue or otherwise participate in any discussions or negotiations with such Person with respect to such Acquisition Proposal, if and only to the extent that prior to taking any action described in clause (i) or (ii) above, the Company Board (or the Special Committee acting on behalf of the Company Board) determines in good faith (after consultation with its outside counsel and financial advisor) that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal.

(c) Except as set forth in this Section 5.3(c), the Company Board shall not (i) withhold, withdraw, suspend, qualify, amend or modify (or publicly propose or resolve to withhold, withdraw, suspend, qualify, amend or modify), in a manner adverse to Purchaser or Merger Sub, the Company Recommendation or fail to include the Company Recommendation in the Proxy Statement, (ii) adopt, approve, endorse or recommend, or propose publicly to adopt, approve, endorse or recommend, or otherwise publicly declare advisable an Acquisition Proposal, (iii) fail to issue a press release that publicly reaffirms the Company Recommendation as promptly as practicable (but in any event within ten (10) Business Days) after receipt of a written request by Purchaser to provide such reaffirmation following the date any Acquisition Proposal is first published or sent, given or communicated to the holders of Shares; provided that

Purchaser may make such request only once with respect to such Acquisition Proposal unless such Acquisition Proposal is subsequently materially modified, in which case, Purchaser may make such request once each time such material modification is made, (iv) fail to recommend against any public tender offer or exchange offer for Shares that is subject to Regulation 14D of the Exchange Act within ten (10) Business Days after commencement of such tender offer or exchange offer or (v) publicly resolve, propose or agree to do any of the foregoing (any action or inaction described in the foregoing clauses (i) through (v), a “Change of Recommendation”), or cause the Company to enter into any Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Company Stockholder Approvals are obtained, the Company Board (or the Special Committee acting on its behalf) may effect a Change of Recommendation if (x) the Special Committee determines in good faith (after consultation with its outside legal counsel) that, as a result of the occurrence of an Intervening Event, failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law or (y) the Company receives an unsolicited written Acquisition Proposal (provided that such Acquisition Proposal did not result from any material breach of the restrictions in this Section 5.3) that the Special Committee determines in good faith (after consultation with outside counsel and its financial advisors) constitutes, or is reasonably likely to result in, a Superior Proposal (taking into account any adjustments to the terms and conditions of the Merger proposed by Purchaser in response to such Alternative Proposal); provided, however, that, in the event of the foregoing clause (y), the Company Board (or the Special Committee acting on its behalf) shall not, and shall cause the Company not to, effect a Change of Recommendation unless (1) the Special Committee has given Purchaser at least three (3) Business Days’ prior written notice of its intention to take such action (which notice shall include a copy of such Superior Proposal (if in writing) or a summary of the material terms and conditions of such Superior Proposal (if made orally) that serves as the basis for such action and the identity of the Person or group of Persons making such Superior Proposal), (2) the Special Committee has negotiated, and has caused its Representatives to negotiate, in good faith with Purchaser during such notice period, to the extent Purchaser wishes to negotiate, to enable Purchaser to propose revisions to the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal and (3) following the end of such notice period, the Special Committee has considered in good faith such proposed revisions, and has determined in good faith (after consultation with outside counsel and its financial advisors) that the Superior Proposal nevertheless continues to constitute a Superior Proposal if the revisions proposed were to be given effect. Any material modification to any Superior Proposal will be deemed to be a new Superior Proposal for purposes of this Section 5.3(c).

(d) Nothing contained in this Section 5.3 shall be deemed to prohibit the Company, the Company Board, the Special Committee or any other committee of the Company Board from (i) complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to stockholders), or (ii) making any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the stockholders of the Company); provided, further, that no “stop-look-and-listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall constitute a Change of Recommendation. Notwithstanding the foregoing, it is understood and agreed that neither the Company Board nor any committee thereof shall effect a Change of Recommendation unless the applicable requirements of Section 5.3(e) shall have been satisfied.

(e) As used in this Agreement, “Acquisition Proposal” shall mean any bona fide proposal or offer made by any Person for (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company, (ii) the direct or indirect acquisition by any Person of twenty percent (20%) or more of the assets of the Company and its Subsidiaries, on a consolidated basis, (iii) the direct or indirect acquisition by any Person of twenty percent (20%) or more of the voting power of the outstanding shares of Common Stock, including any tender offer or exchange offer that if consummated would result in any Person beneficially owning shares of Company Common Stock with twenty percent (20%) or more of the voting power of the outstanding shares of Common Stock, or (iv) the direct or indirect acquisition by any Person of twenty percent (20%) or more of the voting power of the outstanding Shares, including any tender offer or exchange offer that if consummated would result in any Person beneficially owning Shares with twenty percent (20%) or more of the voting power of the outstanding Shares.

(f) As used in this Agreement, “Superior Proposal” means a bona fide Acquisition Proposal (with the percentages set forth in the definition of such term changed from 20% to 50%) that the Company Board (or the Special Committee acting on its behalf) has determined in its good faith judgment (after consultation with outside legal counsel and its financial advisors) is more favorable to the Company’s stockholders from a financial point of view than the Merger and the other transactions contemplated by this Agreement.

(g) As used in this Agreement, “Intervening Event” means an event, development, change or occurrence (but specifically excluding any Acquisition Proposal or Superior Proposal) that is material to the Company and its Subsidiaries, taken as a whole, and that was not known and was not reasonably foreseeable to the Special Committee as of the date hereof (or the material consequences of which were not reasonably foreseeable to the Special Committee acting as of the date hereof); provided that in no event shall any of the following constitute an Intervening Event: (x) the fact, in and of itself, that the Company or any of its Subsidiaries meets, fails to meet or exceeds any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that any events, developments, changes or occurrences giving rise to or contributing to such performance that are not otherwise excluded from the definition of Intervening Event may be taken into account in determining whether there has been, or will be, an Intervening Event), (y) any change, in and of itself, in the market price or trading volume of the Company Common Stock, any changes in credit ratings and any changes in any analysts’ recommendations or ratings with respect to the Company or any of its Subsidiaries (it being understood and agreed that any events, developments, changes or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Intervening Event may be taken into account in determining whether there has been, or will be, an Intervening Event) or (z) any changes in general United States or global economic conditions, including changes in United States or global securities, credit, financial, debt or other capital markets)

Section 5.4 Proxy Statement; Schedule 13E-3.

(a) As promptly as practicable following the date of this Agreement (and in any event, within 21 days following the date hereof), (i) the Company shall prepare the Proxy Statement, which shall include the Company Recommendation (except as otherwise provided in Section 5.3), and the Company and Purchaser shall jointly prepare a Rule 13E-3 transaction statement on Schedule 13E-3 (the “Schedule 13E-3”), (ii) Purchaser and Merger Sub shall furnish all information concerning themselves and their Affiliates that is required to be included in the Proxy Statement and shall promptly provide such other assistance in the preparation of the Proxy Statement as may be requested by the Company from time to time and (iii) the Company shall file the Proxy Statement with the SEC, and the Company and Purchaser shall jointly file the Schedule 13E-3 with the SEC.

(b) Each party shall promptly notify the other parties upon the receipt by such party of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement or the Schedule 13E-3 and shall provide the other parties with copies of all correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement or the Schedule 13E-3. If, at any time prior to the Company Meeting, any information relating to the Company, Purchaser or any of their respective Affiliates, officers or directors is discovered by the Company or Purchaser which should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3, so that the Proxy Statement, Schedule 13E-3 or the other filings shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or making the other filings (including the Schedule 13E-3) (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Purchaser an opportunity to review and comment on such document or response and shall consider such comments in good faith. The Company shall cause the Proxy Statement to be mailed to holders of Common Stock as of the record date established for the Company Meeting as promptly as practicable after the date on which the SEC confirms that it has no further comments on the Proxy Statement.

Section 5.5 Stockholders Meeting. Subject to the other provisions of this Agreement, the Company shall use reasonable best efforts to take all action necessary in accordance with the DGCL and its certificate of incorporation and bylaws to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable, subject to compliance with the DGCL and the Exchange Act (and the rules and regulations promulgated thereunder), following the mailing of the Proxy Statement for the purpose of obtaining the Company Stockholder Approvals (the “Company Meeting”); provided that the Company may postpone or adjourn the Company Meeting (i) with the consent of Purchaser, (ii) for the absence of a quorum or (iii) to allow reasonable additional time for any supplemental or amended disclosure which the Company has determined in good faith is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Meeting.

Section 5.6 Consents and Approvals.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws and regulations or otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as practicable, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods, including the Company Approvals and the Purchaser Approvals, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid an Action or proceeding by, any Governmental Entity, including (u) in connection with any Regulatory Law, (v) the Irish Bank Approval, (w) the Ontario Securities Commission Clearance, (x) notification to the Financial Sector Conduct Authority of South Africa, and (y) notice to the Australian Securities & Investments Commission (all of the foregoing, collectively, the “Governmental Consents”), (ii) the obtaining of all other necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Purchaser shall cooperate with each other in (x) determining whether any filings are required to be made with, or Governmental Consents are required to be obtained from, any Governmental Entities (including in any foreign jurisdiction in which the Company or its Subsidiaries are operating any business) and (y) to the extent not made prior to the date hereof, timely making or causing to be made all such applications and filings as promptly as practicable. In furtherance and not in limitation of the foregoing, the Company agrees to, and, as applicable, to cause its Affiliates to, duly make its applications and filings in respect of the Irish Bank Approval, including the Irish Acquiring Transaction Notification, and the Ontario Securities Commission Clearance no later than ten (10) Business Days following the date hereof. Each party shall supply as promptly as practicable such information, documentation, other material or testimony that may be requested by any Governmental Entity, including by complying at the earliest reasonably practicable date with any request under or with respect to the HSR Act, any other Governmental Consent and any such other applicable Laws for additional information, documents or other materials received by Purchaser or the Company or any of their respective Subsidiaries from the Federal Trade Commission or the Department of Justice, or any other Governmental Entity in connection with such applications or filings or the transactions contemplated herein, including the Merger. None of the parties shall, (i) without the prior written consent of the other parties (such consent not to be unreasonably withheld, conditioned or delayed) propose or commit to any extension of any waiting period under any Regulatory Law or (ii) without the prior written consent of the other parties (which consent may be withheld in its sole discretion) propose or commit to any agreement not to consummate the Merger or any of the other transactions contemplated by this Agreement.

(c) For purposes of this Agreement, “Regulatory Law” means the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, and all other Laws, including any antitrust, competition or trade regulation Laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition and including any Laws that relate to foreign investments.

Section 5.7 Takeover Statute. If any “fair price,” “moratorium,” “control share acquisition,” “interested shareholder,” “business combination” or other form of antitakeover statute or regulation shall or may become applicable to the transactions contemplated herein, each of the Company, Purchaser and Merger Sub and their respective boards of directors and managing members, as applicable, shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated herein may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate or, if not possible to eliminate, minimize the effects of such statute or regulation on the transactions contemplated herein.

Section 5.8 Public Announcements. No party nor any of its Affiliates shall issue or cause the publication of any press release or other public or broad-based employee announcement with respect to this Agreement or the transactions contemplated hereby, including the Merger, without the prior consent of the other party, unless such party determines in good faith, after consultation with legal counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby, including the Merger, in which event such party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other party to review and comment upon such press release or other announcement; provided that (i) the Company shall not be required to provide any such review or comment to Purchaser in connection with a Change of Recommendation and (ii) each party hereto and their respective Affiliates may make statements that are not inconsistent with previous press releases, public disclosures or public statements made by Purchaser and the Company in compliance with this Section 5.8.

Section 5.9 Indemnification and Insurance.

(a) The Surviving Company, Purchaser and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors and officers of the Company or its Subsidiaries as provided in their respective certificates of incorporation or bylaws or other organizational documents or in any agreement shall survive the Merger and shall continue in full force and effect. For a period of six (6) years from the Effective Time, the Surviving Company shall maintain, and Purchaser shall cause the Surviving Company to maintain in effect, terms no less favorable to directors, officers or employees than the exculpation, indemnification and advancement of expenses provisions of the Company’s and any Company Subsidiary’s certificates of incorporation and bylaws or similar organizational documents as in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its Subsidiaries with any of their respective directors, officers or employees as in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. From and after the Effective Time, Purchaser shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the Surviving Company and its Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 5.9.

(b) The Surviving Company shall, to the fullest extent permitted under applicable Law, and the Purchaser shall cause the Surviving Company to (and the Purchaser shall be jointly and severally liable for the obligation to), indemnify and hold harmless (and advance funds in respect of each of the Indemnified Parties) each current and former director or officer of the Company or any of its Subsidiaries and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request or for the benefit of the Company or its Subsidiaries (each, together with such Person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred, whether before or after the Effective Time, in connection with such Indemnified Party’s service as a director, officer or employee of the Company or any of its Subsidiaries (including acts or omissions in connection with such Indemnified Party’s service as officer, director, member, trustee or other fiduciary in any other entity if such service was at the request or for the benefit of the Company); provided that any Person to whom any funds are advanced pursuant to the foregoing must, if required by Law, provide an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification. In the event of any such Action, Purchaser and the Surviving Company shall make commercially reasonable efforts to cooperate with the Indemnified Party in the defense of any such Action.

(c) For a period of six (6) years from the Effective Time, Purchaser shall cause the Surviving Company to maintain in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time; provided that, Purchaser and the Surviving Company shall not be required to pay an amount in the aggregate for such coverage under such policies more than 350% of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto under such policy (the “Premium Cap”), but if such premium would at any time exceed the Premium Cap, Purchaser and the Surviving Company shall purchase as much coverage as reasonably practicable for such amount. At the Company’s option, in lieu of the foregoing, the Company may purchase, prior to the Effective Time, a six (6)-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated herein if and to the extent the same may be obtained for an amount, in the aggregate, that does not exceed the Premium Cap. If such “tail” prepaid policy has been obtained by the Company prior to the Effective Time, Purchaser shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Company, and no other party shall have any further obligation to purchase or pay for insurance hereunder.

(d) Purchaser shall cause to be paid all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.9.

(e) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificates of incorporation or bylaws or other organizational documents of the Company or any of its Subsidiaries or the Surviving Company, any other indemnification arrangement, the DGCL, the LLC Act or otherwise. The provisions of this Section 5.9 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(f) In the event Purchaser, the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Purchaser or the Surviving Company, as the case may be, shall assume the obligations set forth in this Section 5.9.

Section 5.10 Financing.

(a) Purchaser shall and shall cause each of its Subsidiaries to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to obtain funds sufficient to fund the Financing Amounts on or prior to the date on which the Merger is required to be consummated pursuant to the terms hereof. In furtherance and not in limitation of the foregoing, Purchaser shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the Financing on the terms and subject only to the conditions described in the Commitment Letter as promptly as possible but in any event prior to the date on which the Merger is required to be consummated pursuant to the terms hereof, including by (i) maintaining in effect the Commitment Letter, (ii) negotiating and entering into definitive agreements with respect to the Financing (the “Definitive Agreements”) consistent with the terms and conditions contained therein (including, as necessary, the “flex” provisions contained in any related fee letter) and without any Prohibited Modification, (iii) satisfying on a timely basis all conditions in the Commitment Letter and the Definitive Agreements and complying with its obligations thereunder and (iv) enforcing Purchaser’s rights under the Commitment Letter. Purchaser shall comply with its obligations, and enforce its rights, under the Commitment Letter and Definitive Agreements in a timely and diligent manner.

Without limiting the generality of the foregoing, in the event that all conditions contained in the Commitment Letter or the Definitive Agreements (other than the consummation of the Merger, those conditions that by their nature are to be satisfied or waived at Closing and those conditions the failure of which to be satisfied is attributable to a breach by Purchaser or Merger Sub of its representations, warranties, covenants or agreements contained in this Agreement) have been satisfied, Purchaser shall cause the Financing Parties to comply with their obligations under the Commitment Letter and the Definitive Agreements, including to fund the Financing (including by promptly commencing a litigation proceeding against any breaching Financing Party or other financial institution to compel such breaching party to provide its portion of the Financing or otherwise comply with its obligations under the Commitment Letter or the relevant Definitive Agreement).

(b) Neither Purchaser nor any of its Subsidiaries shall, without the prior written consent of the Company: (i) permit, consent to or agree to any amendment, replacement, supplement, termination or modification to, or any waiver of, any provision or remedy under, the Commitment Letter or the Definitive Agreements if such amendment, replacement, supplement, modification, waiver or remedy (A) adds new (or adversely modifies any existing) conditions to the consummation of all or any portion of the Financing, (B) reduces the aggregate principal amount of the Financing, (C) adversely affects the ability of Purchaser to enforce its rights against other parties to the Commitment Letter or the Definitive Agreements as so amended, replaced, supplemented or otherwise modified or (D) could otherwise reasonably be expected to prevent, impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement (the effects described in clauses (A) through (D), collectively, the “Prohibited Modifications”); or (ii) terminate the Commitment Letter or any Definitive Agreement. Purchaser shall promptly deliver to the Company copies of any such amendment, replacement, supplement, termination, modification or waiver.

(c) In the event that any portion of the Financing becomes unavailable, regardless of the reason therefor, Purchaser shall (i) promptly notify the Company in writing of such unavailability and the reason therefor and (ii) use reasonable best efforts (which such “reasonable best efforts” shall not be deemed to require Purchaser to incur any fees to the financing providers in connection therewith that are in materially excess of those specified in the Commitment Letter), and cause each of its Subsidiaries to use their reasonable best efforts (which such “reasonable best efforts” shall not be deemed to require the Subsidiaries to incur any fees to the financing providers in connection therewith that are in materially excess of those specified in the Commitment Letter), to arrange and obtain, as promptly as practicable following the occurrence of such event, alternative financing for any such unavailable portion from the same or alternative sources (the “Alternative Financing”) in an amount sufficient, when taken together with the available portion of the Financing, to consummate the transactions contemplated by this Agreement and to pay the Financing Amounts and which does not include any Prohibited Modifications or conditions to the consummation of such Alternative Financing that are more onerous, taken as a whole, than the conditions set forth in the Commitment Letter as of the date of this Agreement. Purchaser shall provide (or cause to provide) the Company with prompt oral and written notice of any actual or threatened (in writing) breach, default, cancellation, termination or repudiation by any party to the Commitment Letter or any Definitive Agreement and a copy of any written notice or other written communication from any Financing Party or other financing source with respect to any actual or threatened (in writing) breach, default, cancellation, termination or repudiation by any party to the Commitment Letter or any Definitive Agreement of any provision thereof. Purchaser shall keep the Company reasonably informed on a current basis, upon reasonable written request by the Company, of the status of its efforts to consummate the Financing, including any Alternative Financing.

(d) The foregoing notwithstanding, compliance by Purchaser with this Section 5.10 shall not relieve Purchaser of its obligations to consummate the transactions contemplated by this Agreement whether or not the Financing or any Alternative Financing is available. To the extent Purchaser obtains Alternative Financing or amends, replaces, supplements, terminates, modifies or waives any of the Financing, in each case pursuant to this Section 5.10 and without any Prohibited Modification, references to the “Financing,” “Financing Parties,” and “Commitment Letter,” “Definitive Agreements” (and other like terms in this Agreement) shall be deemed to refer to such Alternative Financing, the commitments thereunder and the agreements with respect thereto, or the Financing as so amended, replaced, supplemented, terminated, modified or waived.

Section 5.11 Rule 16b-3. Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger and the other transactions contemplated herein shall be subject to the fulfillment (or waiver in writing by Purchaser and the Company, except with respect to Section 6.1(a), which shall not be waivable) at or prior to the Effective Time of the following conditions:

(a) Company Stockholder Approvals.

(i) The Stockholder Approval shall have been obtained in accordance with applicable Law and the certificate of incorporation and bylaws of the Company.

(ii) The Unaffiliated Stockholder Approval shall have been obtained.

(b) Orders. No injunction or similar order by any court of competent jurisdiction that prohibits the consummation of the Merger shall have been entered and shall continue to be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity, in each case, that prohibits or makes illegal the consummation of the Merger.

(c) Regulatory Consents. (i) Any applicable waiting period (and any extension thereof) under the HSR Act relating to the Merger shall have expired or been earlier terminated, (ii) the Irish Bank Approval shall have been received and (iii) the Ontario Securities Commission Clearance shall have been obtained.

Section 6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger and the other transactions contemplated herein is further subject to the fulfillment (or waiver in writing by the Company) at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Purchaser and Merger Sub set forth in Article IV shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).

(b) Performance of Obligations. Purchaser and Merger Sub shall have performed and complied with their covenants and agreements contained in this Agreement to be performed or complied with by each of them prior to or at the Closing in all material respects.

(c) Officer’s Certificate. Purchaser shall have delivered to the Company a certificate, dated as of the Closing Date and signed by an executive officer of Purchaser, certifying to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

Section 6.3 Conditions to Obligations of Purchaser and Merger Sub to Effect the Merger. The obligations of Purchaser and Merger Sub to effect the Merger and the other transactions contemplated herein are further subject to the fulfillment (or waiver in writing by Purchaser) at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in Section 3.1, Section 3.2(a), Section 3.2(b), Section 3.3 and Section 3.18 shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date). All other representations and warranties of the Company set forth in Article III (read without regard to any qualifications as to materiality or Company Material Adverse Effect contained in such representations and warranties) shall be true and correct at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not be reasonably likely to result in a Company Material Adverse Effect.

(b) Performance of Obligations. The Company shall have performed and complied with its covenants and agreements contained in this Agreement to be performed or complied with by it prior to or at the Closing in all material respects.

(c) No Company Material Adverse Effect. Since the date of this Agreement, there has not been any fact, development, circumstance, change, event, condition, occurrence or effect that, individually or in the aggregate, has had a Company Material Adverse Effect that is continuing in effect or is reasonably likely to result in a Company Material Adverse Effect.

(d) Officer’s Certificate. The Company shall have delivered to Purchaser a certificate, dated as of the Closing Date and signed by an officer of the Company, certifying to the effect that the conditions set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c) have been satisfied.

Section 6.4 Frustration of Closing Conditions. None of the Company, Purchaser or Merger Sub may rely as a basis for not consummating the Merger on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s material breach of any provision of this Agreement or failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated herein.

ARTICLE VII

TERMINATION

Section 7.1 Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time (except with respect to Section 7.1(d)(ii) below, whether before or after the adoption of this Agreement by stockholders of the Company and the managing member of Merger Sub):

(a) by the mutual written consent of the Company and Purchaser;

(b) by either the Company or Purchaser if:

(i) the Effective Time shall not have occurred on or before January 26, 2023 (the “Outside Date”); provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have contributed to the failure to consummate the Merger on or before such date;

(ii) any court of competent jurisdiction shall have issued or entered an injunction or similar order shall have been entered permanently enjoining or otherwise prohibiting the consummation of the Merger and such injunction shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have used such efforts as may be required by Section 5.6 to prevent, oppose and remove such injunction; or

(iii) the Company Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approvals shall not have been obtained.

(c) by the Company, if:

(i) Purchaser or Merger Sub shall have breached or failed to perform in any material respect any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of a condition set forth in Section 6.1 or Section 6.2 or failure of the Closing to occur and (B) cannot be cured by the Outside Date or, if curable, is not cured within thirty (30) days following the Company’s delivery of written notice to Purchaser of such breach; provided that the Company is not then in material breach of any representation, warranty, agreement or covenant contained in this Agreement that would result in a failure of a condition set forth in Section 6.1 or Section 6.3; or

(ii) (A) all of the conditions set forth in Sections 6.1 and 6.3 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, provided that those other conditions would be satisfied if the Closing were on such date), (B) the Company has irrevocably notified Purchaser in writing that it is ready, willing and able to consummate the Closing and (C) Purchaser and Merger Sub fail to complete the Closing on the date the Closing was required by Section 1.2 to have occurred.

(d) by Purchaser, if:

(i) the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or Section 6.3 and (ii) cannot be cured by the Outside Date or, if curable, is not cured with thirty (30) days following Purchaser’s delivery of written notice to the Company of such breach; provided that Purchaser or Merger Sub is not then in material breach of any representation, warranty, agreement or covenant contained in this Agreement that would result in the failure of a condition set forth in Section 6.1 or Section 6.2; or

(ii) prior to receipt of the Company Stockholder Approvals, the Company Board shall have made a Change of Recommendation.

Section 7.2 Manner and Effect of Termination. Any party terminating this Agreement pursuant to Section 7.1 of this Agreement shall give written notice of such termination to the other party in accordance with this Agreement specifying the provision or provisions hereof pursuant to which such termination is being effected. In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of the Company, Purchaser, Merger Sub or their respective Subsidiaries or Affiliates, except that this Section 7.2, Section 7.3 and Article VIII shall survive the termination hereof and, except as otherwise provided in this Section 7.2, no party hereto shall be relieved of any liability for any fraud or knowing or intentional breach of this Agreement occurring prior to such termination. Without limiting the Company’s rights under any other provision of this Agreement (including the Company’s right to specific performance pursuant to Section 8.4), the Company shall be entitled to damages in connection with any knowing or intentional material breach by Purchaser of this Agreement.

Section 7.3 Termination Fee and Expenses.

(a) In the event that this Agreement is terminated by:

(i) the Company pursuant to (A) Section 7.1(c)(i) or Section 7.1(c)(ii), (B) Section 7.1(b)(i) (at a time when this Agreement was terminable by the Company pursuant to Section 7.1(c)(i) or Section 7.1(c)(ii)), or (C) Section 7.1(b)(ii) (at a time when this Agreement was terminable by the Company pursuant to Section 7.1(c)(i) and Purchaser’s material breach was a proximate cause of such order or other action); or

(ii) Purchaser pursuant to (A) Section 7.1(b)(i) (at a time when this Agreement was terminable by the Company pursuant to Section 7.1(c)(i) or Section 7.1(c)(ii)), or (B) Section 7.1(b)(ii) (at a time when this Agreement was terminable by the Company pursuant to Section 7.1(c)(ii) and Purchaser’s material breach was a proximate cause of such Order or other action);

then Purchaser shall pay to the Company a termination fee equal to $8,000,000 in cash (the “Purchaser Termination Fee”) by wire transfer of same day funds within three (3) Business Days (provided that the Company may defer receipt of the Purchaser Termination Fee by up to six (6) months in the event that it determines that payment at the time otherwise required hereunder would be adverse to the best interests of the Company), it being understood that in no event shall Purchaser be required to pay or cause to be paid the Purchaser Termination Fee on more than one occasion, and such Purchaser Termination Fee shall be paid by the Company as a one-time special dividend in respect of the Shares. Notwithstanding anything to the contrary in this Agreement or otherwise, and other than as provided in Section 7.3(c), each of the parties hereto expressly acknowledges and agrees that (i) the Company’s right to receive the Purchaser Termination Fee pursuant to this Section 7.3 in the circumstances in which it is payable shall be the sole and exclusive monetary remedy of the Company against Purchaser or Merger Sub for any and all liabilities, claims, losses, damages, obligations, costs or expenses (in each case whether at law or in equity, whether in contract, tort, statute or otherwise) actually or allegedly suffered or incurred, directly or indirectly arising out of or in connection with this Agreement, the documents related thereto, or the transactions contemplated hereby or thereby (and the abandonment or termination hereof or thereof), or any matter forming the basis for any such termination (all such documents, transaction and matters, collectively, the “Transaction Matters”), and (ii) upon such termination by the Company or Purchaser, as applicable, and payment of the Purchaser Termination Fee, neither the Company nor any other Person shall be entitled to bring or maintain any action, claim or proceeding against Purchaser or Merger Sub, and neither Purchaser nor Merger Sub shall have any further liability or obligation, in each case directly or indirectly relating to, or arising out of, the Transaction Matters.

(b) Each of the parties hereto acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated herein, and that without these agreements, the other parties hereto would not enter into this Agreement. Accordingly, if Purchaser fails to timely pay or cause to be paid any amount due pursuant to this Section 7.3, and, in order to obtain the payment, the Company commences an Action which results in a judgment against Purchaser for the payment set forth in this Section 7.3, Purchaser shall pay or cause to be paid to Company its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Action, together with interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received (the Purchaser Termination Fee, together with such reimbursable costs and expenses and accrued interest, the “Termination Payments”).

(c) For the avoidance of doubt, nothing in this Section 7.3 (including the last sentence of Section 7.3(a)) shall limit Company’s right to seek, maintain or obtain an action for an injunction or injunctions, specific performance or other equitable relief pursuant to, and on the terms and conditions set forth in, Section 8.4 (to the extent available thereunder) at any time prior to the valid termination of this Agreement pursuant to Section 7.1; provided, that the Company shall not be entitled to both (i) the receipt and maintenance of the Termination Payments and (ii) specific performance of this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

Section 8.2 Counterparts; Effectiveness. This Agreement may be executed in two or more consecutive counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (electronically or otherwise) to the other parties.

Section 8.3 Governing Law; Jurisdiction. This Agreement and all claims or causes of action (whether in tort, contract or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.3, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereto agrees that service of process upon such party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 8.6.

Section 8.4 Remedies; Specific Enforcement.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party agrees that in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (ii) an injunction restraining such breach or threatened breach.

(b) Each party hereto further agrees that (i) it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that any other party hereto has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity and (ii) no other party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.4, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(c) Notwithstanding the foregoing, it is explicitly agreed that the right of the Company to seek an injunction or injunctions, specific performance or other equitable remedies to enforce Purchaser’s obligation to cause the Closing to occur (but not the right of the Company to seek an injunction or injunctions, specific performance or other equitable remedies for any other reason) shall be subject to the requirements that (i) all conditions in Section 6.1 and Section 6.3 have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, provided that those other conditions would be capable of being satisfied if the Closing were on such date) at the time when the Closing would have been required to occur, (ii) the Financing or any Alternative Financing has been funded (including into escrow) in accordance with the terms thereof or would be required to be so funded in accordance with the terms thereof at the Closing if the Closing otherwise occurs, (iii) the Company has irrevocably confirmed by written notice to Purchaser that (A) all conditions in Section 6.2 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, provided that those other conditions would be capable of being satisfied if the Closing were on such date) or the Company is willing to waive any unsatisfied conditions set forth in Section 6.2 (to the extent permitted by applicable Law), and (B) that the Company is ready, willing and able to take such actions required of them by this Agreement to cause the Closing to occur and will take such actions at the Closing and (iv) Purchaser has failed to consummate the Closing prior to the third (3) Business Day following the delivery of such confirmation.

Section 8.5 WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES TO THE EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN. EACH PARTY (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) MAKES THIS WAIVER VOLUNTARILY AND (c) ACKNOWLEDGES THAT EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 8.5.

Section 8.6 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by reliable overnight delivery service (with proof of service), hand delivery, email or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To Purchaser or Merger Sub:

Pzena Investment Management, LLC

320 Park Avenue, 8th Floor

New York, NY 10022

Attention     Richard S. Pzena

Email:         pzena@pzena.com

with a copy (which shall not constitute notice) to:

Milbank LLP

55 Hudson Yards

New York, NY 10011-2163

Attention:     Scott Golenbock

Email:           SGolenbock@milbank.com

To the Company:

Pzena Investment Management, Inc.

320 Park Avenue, 8th Floor

New York, NY 10022

Attention Special Committee of the Board of Directors

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention:     Andrew J. Nussbaum

            Nicholas G. Demmo

Email:           ajnussbaum@wlrk.com

            ngdemmo@wlrk.com

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so delivered or received.

Section 8.7 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Any purported assignment in violation of this Section 8.7 shall be null and void ab initio.

Section 8.8 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.9 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the exhibits and schedules hereto and the Voting Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and, except for (i) after the Effective Time, the right of the holders of the Common Stock to receive the Merger Consideration in accordance with Article II and (ii) Section 5.9 (which shall be for the benefit of the Indemnified Parties), is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 8.10 Amendments; Waivers. At any time prior to the Effective Time and subject to Section 8.15, whether before or after the adoption of this Agreement by the stockholders of the Company or the managing member of the Merger Sub, any provision of this Agreement may be amended (by action taken or authorized by their respective boards of directors or managing member, in the case of Company and Merger Sub, respectively) or waived if, and only if, such amendment or waiver is in writing and signed by the Company and Purchaser, or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after receipt of the Company Stockholder Approvals or the adoption of this Agreement by the managing member of Merger Sub, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of NYSE require further approval of the stockholders of the Company or the managing member of Merger Sub, as applicable, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company or the managing member of Merger Sub, as applicable.

Section 8.11 Special Committee Approval. No amendment or waiver of any provision of this Agreement, and no decision, confirmation or determination by the Company shall be made, approval or consent granted by the Company, or any other action taken by the Company or the Company Board under or with respect to this Agreement without first obtaining the approval of the Special Committee. Any purported action taken in violation of this Section 8.11 shall be null and void ab initio.

Section 8.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.14 Obligations of Merger Sub. Whenever this Agreement requires a Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Purchaser to cause such Merger Sub to take such action.

Section 8.15 Financing Provisions. Notwithstanding anything in this Agreement to the contrary, the Company, on behalf of itself, its Subsidiaries and each of its controlled Affiliates, hereby: (a) agrees that any legal Action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Parties, arising out of or relating to, this Agreement or the Financing, shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such legal Action to the exclusive jurisdiction of such court, (b) agrees that any such legal Action shall be governed by the Laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the Laws of another state), except as otherwise provided in the Commitment Letter or other applicable definitive document relating to the Financing and except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in the Commitment Letter or in any definitive documentation related to the Financing that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the Laws of the State of Delaware), (c) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any such legal Action brought against the Financing Parties in any way arising out of or relating to, this Agreement or the Financing, (d) agrees that none of the Financing Parties shall have any liability to the Company or any of its subsidiaries or any of their respective controlled Affiliates or representatives relating to or arising out of this Agreement or the Financing (subject to the last sentence of this Section 8.15) and (e) agrees that the Financing Parties are express third party beneficiaries of, and may rely upon and enforce, any of the provisions of this Section 8.15 and that this Section 8.15 may not be amended in a manner materially adverse to the Financing Parties without the written consent of the Financing Entities (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, nothing in this Section 8.15 shall in any way limit or modify the rights and obligations of Purchaser under this Agreement or any Financing Party’s obligations to Purchaser under the Commitment Letter or the rights of the Company and its Subsidiaries against the Financing Parties with respect to the Financing or any of the transactions contemplated thereby or any services thereunder following the Closing Date.

Section 8.16 Definitions. For purposes of this Agreement, the following terms (as capitalized below) will have the following meanings when used herein:

“Acquisition Proposal” has the meaning set forth in Section 5.3(e).

“Action” has the meaning set forth in Section 5.9(b).

“Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Affiliates” means, with respect to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise; provided that Purchaser shall not be considered an Affiliate of the Company (and vice versa).

“Agreement” has the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” has the meaning set forth in Section 5.3(a).

“Alternative Financing” has the meaning set forth in Section 5.10(c).

“Book-Entry Shares” has the meaning set forth in Section 2.2(a).

“Business Day” means any day other than a Saturday, Sunday or a day on which the banks in New York are authorized or required by Law to be closed.

“Central Bank” means the Central Bank of Ireland, or any successor thereto.

“Certificate of Formation” has the meaning set forth in Section 1.5.

“Certificate of Merger” has the meaning set forth in Section 1.3.

“Certificates” has the meaning set forth in Section 2.2(a).

“Change of Recommendation” has the meaning set forth in Section 5.3(c).

“Class A Common Stock” has the meaning set forth in Section 3.2(a).

“Class B Common Stock” has the meaning set forth in Section 3.2(a).

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” has the meaning set forth in Section 2.2(b)(iii).

“Commitment Letter” has the meaning set forth in Section 4.6.

“Company” has the meaning set forth in the Preamble.

“Company Approvals” has the meaning set forth in Section 3.4(a).

“Company Benefit Plans” means all written employee or director compensation and/or benefit plans, programs, policies, agreements or other arrangements, including any employee welfare plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), and any bonus, incentive, equity or equity related, deferred compensation, vacation, stock purchase, stock option, stock incentive, severance, employment, change of control or fringe benefit plan, program or agreement (other than any Multiemployer Plan and Company Foreign Plan), in each case that are sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of current or former employees, directors or consultants of the Company or its Subsidiaries.

“Company Board” has the meaning set forth in the Recitals.

“Company Common Stock” means the Class A Common Stock and the Class B Common Stock, collectively.

“Company Deferred Stock Award” means an award of deferred stock units that correspond to Shares issued under the Company Nonemployee Director Deferred Compensation Plan.

“Company Disclosure Letter” has the meaning set forth in Article III.

“Company Foreign Plan” means each material written plan, program or Contract that is subject to or governed by the Laws of any jurisdiction other than the United States, and that would have been treated as a Company Benefit Plan had it been a United States plan, program or Contract.

“Company Material Adverse Effect” means any fact, development, circumstance, change, event, condition, occurrence or effect that, individually or in the aggregate, has had a material adverse effect on the financial condition, business or results of operations of the Company and its Subsidiaries taken as a whole; provided that none of the following, and no fact, development, circumstance, change, event, condition, occurrence or effect arising out of or resulting from the following, shall constitute or be taken into account in determining whether a “Company Material Adverse Effect” has occurred or is reasonably likely to occur: (a) any changes in general United States or global economic conditions, including changes in United States or global securities, credit, financial, debt or other capital markets, (b) any changes after the date hereof in conditions generally affecting the industries in which the Company or any of its Subsidiaries engages, (c) any reduction, in and of itself, in the assets under management of the Company or any of its Subsidiaries, (d) any decline, in and of itself, in the market price or trading volume of the Company Common Stock, any changes in credit ratings and any changes in any analysts’ recommendations or ratings with respect to the Company or any of its Subsidiaries (it being understood and agreed that this clause (d) shall not preclude Purchaser from asserting that any facts, circumstances, events, developments, changes, effects or occurrences giving rise to or contributing to such decline that are not otherwise excluded from the definition of Company Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect), (e) any failure, in and of itself, by the Company or any of its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that this clause (e) shall not preclude Purchaser from asserting that any facts, circumstances, events, developments, changes, effects or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Company Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect), (f) the execution and delivery of this Agreement, the public announcement or the pendency of this Agreement, (g) any changes after the date hereof in any applicable Law or GAAP (or interpretations thereof), (h) any action or omission of the Company or any of its Subsidiaries at the written direction or written request of Purchaser or Merger Sub in its capacity as such (and not by any Person in any other capacity) pursuant to the terms of this Agreement or (i) any hurricane, earthquake, flood or other natural or man-made disaster, act of God, or any epidemic, pandemic, disease, outbreak, health emergency or crisis (including with respect to or as a result of COVID-19 or changes arising out of the implementation of COVID-19 Measures), except in the case of each of clauses (a), (b), (g) or (i), to the extent that any such fact, circumstance, change, event, occurrence or effect has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such fact, circumstance, change, event, occurrence or effect has on other companies primarily operating in the industry in which the Company and its Subsidiaries engage.

“Company Material Contracts” has the meaning set forth in Section 3.16(a).

“Company Meeting” has the meaning set forth in Section 5.5.

“Company Option” means an option to purchase Shares.

“Company Permits” has the meaning set forth in Section 3.8(b).

“Company Phantom Shares” means phantom Shares issued under the Company Equity Incentive Plan or any other Company Benefit Plan (excluding the Company Nonemployee Director Deferred Compensation Plan).

“Company Recommendation” has the meaning set forth in Section 3.3(b).

“Company Restricted Shares” means unvested restricted Shares issued under the Company Equity Incentive Plan or any other Company Benefit Plan (excluding the Company Nonemployee Director Deferred Compensation Plan).

“Company SEC Documents” has the meaning set forth in Section 3.5(a).

“Company Stockholder Approvals” has the meaning set forth in Section 3.19.

“Contract” means any note, bond, debenture, mortgage, indenture, lease, agreement or other contract.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Laws, directives, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control Prevention and the World Health Organization, in each case in connection with or in response to COVID-19, including the CARES Act and the Families First Act.

“Debt Letters” has the meaning set forth in Section 4.6(a).

“Deferred Stock Award Consideration” has the meaning set forth in Section 2.3(b).

“Definitive Agreements” has the meaning set forth in Section 5.10(a).

“DGCL” has the meaning set forth in the Recitals.

“Dissenting Shares” has the meaning set forth in Section 2.1(c).

“Effective Time” has the meaning set forth in Section 1.3.

“Environmental Law” has the meaning set forth in Section 3.9(b).

“ERISA” mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Fund” has the meaning set forth in Section 2.2(a).

“Excluded Shares” has the meaning set forth in Section 2.1(b).

“Fair Value” has the meaning set forth in Section 4.10(d).

“Fee Letter” has the meaning set forth in Section 4.6(a).

“Fiduciary Shares” means any Shares owned by Purchaser, the Company or any of their direct or indirect Subsidiaries (i) in such Person’s fiduciary, representative or other capacity on behalf of other Persons, whether or not held in a separate account, (ii) in the context of ordinary course brokerage, asset management, research or similar activities of such Person, or (iii) in connection with such Person’s transactions that are undertaken by pension funds or employee benefit programs.

“Financing” has the meaning set forth in Section 4.6(a).

“Financing Amounts” has the meaning set forth in Section 4.6(c).

“Financing Entities” has the meaning set forth in the definition of “Financing Parties.”

“Financing Parties” means each debt provider (including each agent and arranger) that commits to provide Purchaser or any of its Subsidiaries Financing pursuant to the Commitment Letter (the “Financing Entities”), and their respective Representatives and other Affiliates; provided that neither Purchaser nor any Affiliate thereof shall be a Financing Party.

“GAAP” means United States generally accepted accounting principles.

“Governmental Consents” has the meaning set forth in Section 5.6(a).

“Governmental Entity” means any federal, state, local, municipal or foreign government, any court, tribunal, administrative agency or commission or other governmental or quasi-governmental or other regulatory authority or agency, whether federal, state, local, municipal, foreign or supranational, or any arbitral body or the NYSE.

“Hazardous Substance” has the meaning set forth in Section 3.9(c).

“HSR Act” has the meaning set forth in Section 3.4(a).

“Indemnified Party” has the meaning set forth in Section 5.9(b).

“Intellectual Property” has the meaning set forth in Section 3.14(a).

“Intervening Event” has the meaning set forth in Section 5.3(g).

“Irish Acquiring Transaction Notification” means a notification required to be made in relation to PIM Europe to the Central Bank in connection with the Merger.

“Irish Bank Approval” means, following the submission of the Irish Acquiring Transaction Notification to the Central Bank, any of the following events having occurred with respect to such Irish Acquiring Transaction Notification: (a) the Central Bank having given notice that it does not oppose the acquisition by Purchaser (and any other Person that proposes to make an Irish Relevant Acquisition) of PIM Europe as a result of the Closing pursuant to the UCITS Regulations; (b) the relevant assessment period within which the Central Bank may consider the acquisition by Purchaser (and any other Person that proposes to make an Irish Relevant Acquisition) of PIM Europe as a result of the Closing, having expired, without the Central Bank having given notice in writing that it opposes the proposed acquisition, as contemplated by Regulation 21(13) of the MiFID Regulations; (c) the Central Bank having given notice that it does not oppose the acquisition by Purchaser (and any other Person that proposes to make an Irish Relevant Acquisition) of PIM Europe as a result of the Closing subject to any conditions, undertakings or requirements specified by the Central Bank to Purchasers (that are in form and substance satisfactory to Purchaser, in the case of any conditions, undertakings or requirements applicable to the Purchasers) pursuant to the UCITS Regulations; or (d) the Central Bank confirming that it opposes the acquisition by Purchaser (or any other Person that proposes to make an Irish Relevant Acquisition) of PIM Europe as a result of the Closing, following which Purchaser appeals that decision in accordance with the UCITS Regulations or any other applicable Law, and the Irish Financial Services Appeals Tribunals remits the matter for further consideration to the Central Bank pursuant to section 57(Z)(2)(d) of the Central Bank Act 1942, and the Central Bank thereafter indicates that it does not intend to oppose the acquisition by Purchaser (and any other Person that proposes to make an Irish Relevant Acquisition) of PIM Europe as a result of the Closing.

“Irish Relevant Acquisition” has the meaning ascribed to it in Regulation 19(a) of the MiFID II Regulations which apply by virtue of Regulation 21(2) of the UCITS Regulations.

“Knowledge” means (a) with respect to Purchaser, the actual knowledge, after reasonable inquiry, of the individuals listed on Section 8.16 of the Purchaser Disclosure Letter and (b) with respect to the Company, the actual knowledge, after reasonably inquiry, of the individuals listed on Section 8.16 of the Company Disclosure Letter.

“Law” or “Laws” means all applicable laws, statutes, constitutions, rules, regulations, judgments, rulings, orders and decrees of any Governmental Entity.

“Lien” means any mortgage, pledge, title defects, claims, charges, security interest, encumbrance or liens of any kind or nature.

“LLC Act” has the meaning set forth in the Recitals.

“Managing Member” means the Company, in its capacity as the Managing Member under the Amended and Restated Operating Agreement of Purchaser, dated as of December 30, 2019.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.1(a).

“Merger Sub” has the meaning set forth in the Preamble.

“MiFID Regulations” means the European Union (Markets in Financial Instruments) Regulations 2017.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“NYSE” means the New York Stock Exchange.

“Ontario Securities Commission Clearance” means the non-objection from the Ontario Securities Commission to the acquisition by certain principal shareholders of Purchaser pursuant to Section 11.9 of National Instrument 31-103.

“Operating Agreement” has the meaning set forth in Section 1.5.

“Option Consideration” has the meaning set forth in Section 2.3(a).

“Outside Date” has the meaning set forth in Section 7.1(b)(i).

“Paying Agent” has the meaning set forth in Section 2.2(a).

“Permitted Lien” means (a) Lien for Taxes or governmental assessments, charges or claims of payment not yet due and delinquent, the amount or validity of which are being contested in good faith or for which adequate accruals or reserves have been established, (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar liens arising in the ordinary course of business which are being contested in good faith or for which adequate accruals or reserves have been established, (c) zoning, entitlements, building codes or other land use or environmental regulations, ordinances or legal requirements imposed by any Governmental Entity, (d) any state of facts which an accurate survey or inspection of the real property owned or leased by the Company and its Subsidiaries would disclose and which, individually or in the aggregate, would not constitute a Company Material Adverse Effect, (e) title exceptions disclosed by any title insurance commitment or title insurance policy for any real property owned or leased by the Company and its Subsidiaries issued by a title company and delivered or otherwise made available to Purchaser, (f) statutory Liens in favor of lessors arising in connection with any property leased to the Company and its Subsidiaries, (g) any defects, irregularities or imperfections of title, encroachments, easements, servitudes, permits, rights of way, flowage rights, restrictions, leases, licenses, covenants, sidetrack agreements and oil, gas, mineral and any mining reservations, rights, licenses and leases, which, in each case, would not constitute a Company Material Adverse Effect, (h) Liens that are disclosed on the most recent consolidated balance sheet of the Company or notes thereto (or securing liabilities reflected on such balance sheet) or (i) Liens that, individually or in the aggregate, would not be reasonably expected to materially detract from the value of any of the property, rights, or assets of the business of the Company and its Subsidiaries, taken as a whole.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such Person.

“PIM Europe” means Pzena Investment Management Europe Limited.

“Preferred Stock” has the meaning set forth in Section 3.2(a).

“Premium Cap” has the meaning set forth in Section 5.9(c).

“Prohibited Modifications” has the meaning set forth in Section 5.10(b).

“Proxy Statement” has the meaning set forth in Section 3.12.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Approvals” has the meaning set forth in Section 4.3(a).

“Purchaser Disclosure Letter” has the meaning set forth in Article IV.

“Purchaser Termination Fee” has the meaning set forth in Section 7.3(a).

“Regulatory Law” has the meaning set forth in Section 5.6(c).

“Representatives” has the meaning set forth in Section 5.3(a).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“Schedule 13E-3” has the meaning set forth in Section 5.4(a).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share” means each share of Class A Common Stock.

“Software” means all (a) computer programs, including all software implementations of algorithms, models and methodologies, whether in object code and source code formats, and (b) databases and compilations, including all data and collections of data, whether machine readable or otherwise.

“Special Committee” has the meaning set forth in the Recitals.

“Stockholder Approval” has the meaning set forth in Section 3.19.

“Subsidiaries” means, with respect to any party, any corporation, partnership, association, trust or other form of legal entity of which (a) more than 50% of the outstanding voting securities are on the date hereof directly or indirectly owned by such party, or (b) such party or any Subsidiary of such party is a general partner or managing member (excluding investment partnerships or collective investment vehicles in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership). For purposes of this definition, “voting securities” with respect to any Subsidiary means common stock or other securities having the power to vote for the election of directors, managers or other voting members of the governing body of such Subsidiary.

“Superior Proposal” has the meaning set forth in Section 5.3(f).

“Surviving Company” has the meaning set forth in Section 1.1.

“Tax Contest” has the meaning set forth in Section 3.13(b).

“Tax Return” has the meaning set forth in Section 3.13(b).

“Taxes” has the meaning set forth in Section 3.13(b).

“Termination Payments” has the meaning set forth in Section 7.3(b).

“Transaction Matters” has the meaning set forth in Section 7.3(a).

“Unaffiliated Stockholder Approval” has the meaning set forth in Section 3.19.

“UCITS Regulations” means the European Communities (Undertakings for Collective Investment in Transferable Securities) Regulations 2011.

“Voting Agreement” has the meaning set forth in the Recitals.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PZENA INVESTMENT MANAGEMENT, INC.

By:	/s/ Richard S. Pzena
	Name:	Richard S. Pzena
	Title:	Chief Executive Officer

PZENA INVESTMENT MANAGEMENT, LLC

By: Pzena Investment Management, Inc., its Managing Member

By:	/s/ Richard S. Pzena
	Name:	Richard S. Pzena
	Title:	Chief Executive Officer

PANDA MERGER SUB, LLC

By: Pzena Investment Management, LLC, its Managing Member

By: Pzena Investment Management, Inc., its Managing Member

By:	/s/ Richard S. Pzena
	Name:	Richard S. Pzena
	Title:	Chief Executive Officer

[Signature Page to the Agreement and Plan of Merger]